EXHIBIT 5.1

[Letterhead of Sullivan & Cromwell LLP]

September 28, 2006

Zions Bancorporation,
One South Main Street,
Salt Lake City, Utah 84111.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $145,000,000 aggregate principal amount of Floating Rate Senior Notes due September 15, 2008 (the “Securities”) of Zions Bancorporation, a Utah corporation (“Zions”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Securities have been duly executed and authenticated in accordance with the applicable indenture and issued and sold, the Securities will constitute valid and legally binding obligations of Zions, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York and Utah, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  With respect to all matters of Utah law, we have relied upon the opinion, dated the date hereof, of Callister Nebeker & McCullough, a Professional Corporation, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Callister Nebeker & McCullough, a Professional Corporation.  We believe you and we are justified in relying on such opinion for such matters.

Also, we have relied as to certain matters on information obtained from public officials, officers of Zions and other sources believed by us to be responsible, and we have assumed that the indenture relating to the Securities has been duly authorized, executed and delivered by the trustee thereunder, an assumption we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Validity of the Notes” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP